WAIVER AND THIRD LOAN MODIFICATION AGREEMENT

     This Waiver and Third Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of the Third Loan Modification Effective Date, by and between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462 (“Bank”) and VOXWARE, INC., a Delaware corporation with its chief executive office located at 300 American Metro Blvd, Suite 155, Hamilton, NJ 08619 (“Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of January 3, 2007, but effective as of December 29, 2006, evidenced by, among other documents, a certain Amended and Restated Loan and Security Agreement dated as of January 3, 2007, but effective as of December 29, 2006, by and between Borrower and Bank, as amended by a certain First Loan Modification Agreement dated as of February 2, 2007, and as further amended by a certain Second Loan Modification Agreement, dated as of February 13, 2008 but effective as of December 27, 2007, by and between Borrower and Bank (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement and the Intellectual Property Collateral as described in a certain Intellectual Property Security Agreement dated as of December 29, 2003 (as amended, the “IP Security Agreement”) (together with any other collateral security granted to Bank, the “Security Documents”).

Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

     A. Modifications to Loan Agreement.

1	The Loan Agreement shall be amended by deleting the following provision appearing as Section 2.2 thereof:

“2.2 Overadvances. If at any time or for any reason the total of all outstanding Advances and all other monetary Obligations exceeds the Availability Amount (an “Overadvance”), Borrower shall immediately pay the amount of the excess to Bank, without notice or demand. Without limiting Borrower’s obligation to repay to Bank the amount of any Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.”

and inserting in lieu thereof the following:

“2.2 Overadvances. If at any time or for any reason the total of (a) all outstanding Advances plus (b) the Term Loan Reserve plus (c) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserves, plus (d) the FX Reserve plus (e) any other monetary Obligations exceeds the Availability Amount (such excess amount being an “Overadvance”), Borrower shall immediately pay the amount of the excess to Bank, without notice or demand. Without limiting Borrower’s obligation to repay to Bank the amount of any Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.”

2	The Loan Agreement shall be amended by deleting the following provision appearing as Section 2.3(a) thereof:

“ (a) Interest Rate.

                     (i) Advances. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the one and three-quarters of one percentage points (1.75%) above the Prime Rate (which shall be reduced to one-half of one percentage point (.50%) above the Prime Rate, beginning on the first Payment Date following the occurrence of the Profitability Event), which interest shall be payable monthly in accordance with Section 2.3(f) below. Commencing on the 2008 Closing Date and subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the one-half of one percentage point (0.50%) above the Prime Rate, which interest shall be payable monthly in accordance with Section 2.3(f) below.

                     (ii) Term Loan. Subject to Section 2.3(b), the principal amount outstanding under the Term Loan shall accrue interest at a floating per annum rate equal to two and one-quarter of one percentage points (2.25%) above the Prime Rate, which interest shall be payable monthly in accordance with Section 2.3(f) below. Commencing on the 2008 Closing Date and subject to Section 2.3(b), the principal amount outstanding under the Term Loan shall accrue interest at a floating per annum rate equal one and three-quarters of one percentage points (1.75%) above the Prime Rate, which interest shall be payable monthly in accordance with Section 2.3(f) below.

                     (iii) Equipment Line. Subject to Section 2.3(b), at Borrower’s election, the principal amount outstanding for each Equipment Advance shall accrue interest at either: (i) the greater of (x) a floating per annum rate equal to one percentage point (1.0%) above the Prime Rate, or (y) six and three-quarters of one percent (6.75%), or (ii) a fixed per annum rate equal to eight and one-quarter of one percent (8.25%), determined by Bank as of the applicable Funding Date, which interest shall be payable monthly in accordance with Section 2.3(f).”

and inserting in lieu thereof the following:

“ (a) Interest Rate.

                     (i) Advances. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to one and three-quarters of one percentage points (1.75%) above the Prime Rate (which shall be reduced to one-half of one percentage point (.50%) above the Prime Rate, beginning on the first Payment Date following the occurrence of the Profitability Event), which interest shall be payable monthly in accordance with Section 2.3(f) below. Commencing on the 2008 Closing Date and subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to one-half of one percentage point (0.50%) above the Prime Rate, which interest shall be payable monthly in accordance with Section 2.3(f) below. Commencing on the Third Loan Modification Effective Date and subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to three percentage points (3.00%) above the Prime Rate, which interest shall be payable monthly in accordance with Section 2.3(f) below.

                     (ii) Term Loan. Subject to Section 2.3(b), the principal amount outstanding under the Term Loan shall accrue interest at a floating per annum rate equal to two and one-quarter of one percentage points (2.25%) above the Prime Rate, which interest shall be payable monthly in accordance with Section 2.3(f) below. Commencing on the 2008 Closing Date and subject to Section 2.3(b), the principal amount outstanding under the Term Loan shall accrue interest at a floating per annum rate equal one and three-quarters of one percentage points (1.75%) above the Prime Rate, which interest shall be payable monthly in accordance with Section 2.3(f) below. Commencing on the Third Loan Modification Effective Date and subject to Section 2.3(b), the principal amount outstanding under the Term Loan shall accrue interest at a floating per annum rate equal to three percentage points (3.00%) above the Prime Rate, which interest shall be payable monthly in accordance with Section 2.3(f) below.

                     (iii) Equipment Line. Subject to Section 2.3(b), at Borrower’s election, the principal amount outstanding for each Equipment Advance shall accrue interest at either: (i) the greater of (x) a floating per annum rate equal to one percentage point (1.0%) above the Prime Rate, or (y) six and three-quarters of one percent (6.75%), or (ii) a fixed per annum rate equal to eight and one-quarter of one percent (8.25%), determined by Bank as of the applicable Funding Date, which interest shall be payable monthly in accordance with Section 2.3(f). Commencing on the Third Loan Modification Effective Date and subject to Section 2.3(b), the principal amount outstanding for each Equipment Advance shall accrue interest at a floating per annum rate equal to three percentage points (3.00%) above the Prime Rate, which interest shall be payable monthly in accordance with Section 2.3(f) below.”

3	The Loan Agreement shall be amended by deleting the following appearing at the end of Section 6.2(a) thereof:

“Notwithstanding the foregoing, during any period in which Borrower maintains unrestricted and unencumbered cash at Bank, plus the Availability Amount, in an amount greater than $2,500,000, or when there are no Credit Extensions outstanding or requested under the Revolving Line, Borrower shall only be required to provide the Bank with reports pursuant to clause (a)(i) above on a monthly basis.”

4	The Loan Agreement shall be amended by deleting the following appearing as Section 6.9 (Financial Covenants) thereof:

“ Borrower shall maintain, as of the last day of each month, unless otherwise noted:

       (a) Minimum Cash Balance. As of the Effective Date, and at all times thereafter, Borrower shall maintain: (i) Two Million Five Hundred Thousand Dollars ($2,500,000.00) in unrestricted and unencumbered cash in accounts with the Bank or a Bank subsidiary, plus (ii) the aggregate of the Availability Amount, plus, prior to the occurrence of an Event of Default, Five Hundred Thousand Dollars ($500,000.00), which shall be tested as of the last day of each month.

       (b) Minimum Cumulative Net Loss/Net Income. Borrower’s quarterly net losses (tested in arrears) shall not exceed: (A) ($750,000.00) for the quarter ending December 31, 2007; (B) ($650,000.00) for the quarter ending March 31, 2008, which amount shall be increased at the end of each quarter thereafter by One Hundred Thousand Dollars ($100,000) of cumulative Net Income after March 31, 2008.”

and inserting in lieu thereof the following:

“ Borrower shall maintain at all times, unless otherwise noted:

       (a) Minimum Liquidity. As of the Third Loan Modification Effective Date, and at all times thereafter, Borrower shall maintain liquidity in an amount equal to or greater than Two Million Dollars ($2,000,000), calculated as the sum of (i) unrestricted and unencumbered cash in accounts with the Bank or a Bank Subsidiary plus (ii) the aggregate Availability Amount minus (iii) any outstanding Overadvance. Nothing in the foregoing sentence shall be construed to imply that Borrower is permitted to maintain an Overadvance at any time.

       (b) Minimum Cumulative Net Loss/Net Income. Borrower’s trailing-three-month Net Income (loss), tested on a monthly basis as of the last day of each month, shall not be less than (not be a greater net loss than) the amounts indicated below for each period indicated below:

Trailing-three-month Period Ended	Minimum Net Income (maximum net loss)
October 31, 2008	($2,200,000)
November 30, 2008	($2,200,000)
December 31, 2008	($1,400,000)
January 31, 2009	($1,200,000)
February 28, 2009	($900,000)
March 31, 2009, and each monthly period	$500,000”
thereafter

5	The Loan Agreement shall be amended by deleting the following text appearing in Section 10 (Notices) thereof:

“If to Borrower:	Voxware, Inc.
168 Franklin Corner Road
Lawrenceville,
New Jersey 08648
Attn: Chief Executive Officer
Fax:
	Email:	”

and inserting in lieu thereof the following:

“If to Borrower:	Voxware, Inc.
300 American Metro Blvd., Suite 155
Hamilton, New Jersey 08619
Attn: Chief Executive Officer
Fax:
	Email:	”

6	The Loan Agreement shall be amended by deleting the following definitions appearing in Section 13.1 thereof:

““Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the Borrowing Base minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserves, minus (c) the FX Reserve, and minus (d) the outstanding principal balance of any Advances (including any amounts used for Cash Management Services).

“Borrowing Base” is eighty percent (80.0%) of Eligible Accounts, as determined by Bank from Borrower’s most recent Borrowing Base Certificate (provided however, if Borrower is unable, at any time, to either: (i) maintain an Adjusted Quick Ratio of at least 1.50 to 1.0, or (ii) (a) maintain an Adjusted Quick Ratio of at least 1.15 to 1.0, and (b) at all times maintain unrestricted and unencumbered cash, in accounts with the Bank in amount of at least Two Million Dollars ($2,000,000.00), then the Borrowing Base will be eighty percent (80.0%) of Eligible Accounts, net of any offsets related to each specific Account Debtor, including, without limitation, Deferred Revenue), minus if Borrower's Adjusted Quick Ratio is less than 1.25 to 1.0, at any time, the outstanding Obligations under the Term Loan; provided, however, that Bank may decrease the foregoing percentages in its good faith business judgment, based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.

“Prime Rate” is Bank’s most recently announced “prime rate”, even if it is not the Bank’s lowest rate.”

and inserting in lieu thereof the following:

““Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the Borrowing Base minus the Term Loan Reserve minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserves, minus (c) the FX Reserve, and minus (d) the outstanding principal balance of any Advances (including any amounts used for Cash Management Services).

“Borrowing Base” is eighty percent (80.0%) of Eligible Accounts, as determined by Bank from Borrower’s most recent Borrowing Base Certificate, provided, however, that Bank may decrease the foregoing percentages in its good faith business judgment, based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.

“Prime Rate” is the greater of (i) four percent (4.00%) or (ii) Bank’s most recently announced “prime rate”, even if it is not the Bank’s lowest rate.”

7	The Loan Agreement shall be amended by inserting the following new definitions to appear alphabetically in Section 13.1 thereof:

““Term Loan Reserve” is an amount equal to one hundred percent (100%) of the aggregate amount of outstanding Term Loans. Such Term Loan Reserve shall remain in effect until the date the Borrower reports Net Income greater than Zero Dollars ($0.00) for two (2) consecutive fiscal quarters. Thereafter, the Term Loan Reserve shall be Zero Dollars ($0.00).

“Third Loan Modification Agreement” is that certain Waiver and Third Loan Modification Agreement, dated as of the Third Loan Modification Effective Date, by and between Bank and Borrower.

“Third Loan Modification Effective Date” is the date indicated on the signature page to the Third Loan Modification Agreement.”

	8	The Loan Agreement shall be amended by deleting the following clause (e) from the definition of “Eligible Accounts” in Section 13.1 thereof:

“(e) Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed fifty percent (50.0%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing;”

and inserting in lieu thereof the following:

“(e) Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed twenty-five percent (25.0%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing;”

	9	The Compliance Certificate appearing as Exhibit C to the Loan Agreement is hereby replaced with the Compliance Certificate attached as Exhibit A hereto.

B.	Waiver.

1

Bank hereby waives Borrower’s existing defaults under the Loan Agreement by virtue of Borrower’s failure to comply with the Net Income financial covenant set forth in Section 6.9(b) as of the compliance period ending September 30, 2008. Bank’s waiver of Borrower’s compliance of the foregoing covenant default shall apply only to the foregoing specific period.

4. CONDITION SUBSEQUENT. Within fourteen (14) days after the Third Loan Modification Effective Date, or at such later time as Bank shall determine, in its sole discretion, Borrower shall execute all documents and deliver all instruments reasonably requested by Bank to (a) provide for Borrower’s UK Subsidiary, Voxware (UK) Ltd., a company organized under the laws of England and Wales, to be a secured guarantor pursuant to which a first-priority lien in all assets of Voxware (UK) Ltd. will be granted to Bank and Voxware (UK) Ltd. will guaranty all Obligations of Borrower to Bank; and (b) permit the Bank access to any Collateral maintained at Borrower’s headquarters located at 300 American Metro Blvd., Suite 155, Hamilton, NJ 08619. Failure to comply with the foregoing provision will constitute an Event of Default under the Loan Agreement.

5. FEES. Borrower shall pay to Bank a modification fee equal to Ten Thousand Dollars ($10,000.00), which fee shall be due on the date hereof and shall be deemed fully earned as of the date hereof. Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

6. RATIFICATION OF INTELLECTUAL PROPERTY SECURITY AGREEMENT. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of the IP Security Agreement and acknowledges, confirms and agrees that said IP Security Agreement contains an accurate and complete listing of all Intellectual Property Collateral as defined in said IP Security Agreement, and shall remain in full force and effect.

7. RATIFICATION OF PERFECTION CERTIFICATE. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of May 24, 2006, between Borrower and Bank, and acknowledges, confirms and agrees the disclosures and information above Borrower provided to Bank in the Perfection Certificate has not changed, as of the date hereof.

8. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

9. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

10. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

11. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

12. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

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This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER:		BANK:

VOXWARE, INC.		SILICON VALLEY BANK

By:	/s/ William G. Levering III	By:	/s/ Karen Dunn
Name:	William G. Levering III	Name:	Karen Dunn
Title:	CFO, VP & Secretary	Title:	Relationship Manager

Third Loan Modification Effective Date: November 14, 2008

     The undersigned, VERBEX ACQUISITION CORPORATION, a Delaware corporation (“Guarantor”) hereby: (i) ratifies, confirms and reaffirms, all and singular, the terms and conditions of (A) a certain Unlimited Guaranty of the obligations of Borrower to Bank dated January 27, 2004 (the “Guaranty”), (B) a certain Security Agreement by Guarantor in favor of Bank dated January 27, 2004 (the “Security Agreement”); (ii) acknowledges, confirms and agrees that the Guaranty, and Security Agreement shall remain in full force and effect and shall in no way be limited by the execution of this Loan Modification Agreement or any other documents, instruments and/or agreements executed and/or delivered in connection herewith; and (iii) acknowledges, confirms and agrees that the obligations of Borrower to Bank under the Guaranty include, without limitation, all Obligations of Borrower to Bank under the Loan Agreement, as amended by this Loan Modification Agreement.

VERBEX ACQUISITION CORPORATION

By:	/s/ William G. Levering III
Name:	William G. Levering III
Title:	CFO, VP & Secretary